Exhibit 10.1

CONFIDENTIAL

March 4, 2019

Mr. Gary E. Gould

c/o Egon Zehnder

Dear Mr. Gould:

Please accept this letter as a personal invitation to join our team and an official offer of at-will employment as Executive Vice President and Chief Operating Officer of EQT Corporation (“EQT” or “Company”) in our Pittsburgh office, reporting to Robert McNally, President and Chief Executive Officer.  Your election to the Executive Vice President and Chief Operating Officer position will take place on or about March 6, 2019, and will be effective upon your commencement of employment.

Please carefully review the following sections of this letter, as they delineate the conditions of our offer.  This offer is contingent upon action by the Board of Directors of EQT Corporation and EQT’s Committees to elect you to the position identified above and to approve your compensation, as well as the successful completion of a mandatory drug screen, background check, our Director and Officer Questionnaire, and execution and delivery of the Non-Compete Agreement referenced below.  If you have questions about these pre-employment evaluations, please contact Clarissa Fabus at 412.553.5984.

Base Salary

Your beginning bi-weekly base salary will be $21,153.84.  This is equivalent to $550,000.00 annually.  Future adjustments in base salary, if any, are generally made by the Management Development and Compensation Committee (“the MDCC”) of the EQT Board of Directors in conjunction with our annual performance review process.

Car Allowance

You will be provided a bi-weekly car allowance in the amount of $348.46.  This is equivalent to $9,060.00 annually, and is intended to cover the annual cost of acquiring, maintaining and insuring a car.

Short-Term (or Annual) Incentive Compensation

In addition to your base salary, EQT offers incentive compensation under the EQT Corporation Executive Short-Term Incentive Plan (“ESTIP”).  You will be eligible to participate in the ESTIP for calendar year 2019 and each year thereafter that the ESTIP is offered, provided you are otherwise eligible for the ESTIP in accordance with its terms.  Your 2019 target will be $495,000.00, which is 90% of your salary and 100% of the midpoint of your position.  Your ESTIP target for future years will be established by the MDCC.

Signing Bonus

Upon your commencement of employment with EQT, you will receive a $500,000.00 signing bonus.  This signing bonus will be paid in the first pay period following the date you commence employment with EQT.  If you voluntarily terminate your employment with EQT, or if EQT terminates your employment for Cause (as defined in the Non-Compete Agreement, as defined below), in each case prior to your first year anniversary of your start date, you will be required to repay the signing bonus in full.

Long-Term Incentive Plan

Upon your commencement of employment with EQT or shortly thereafter, you will receive: (i) a long-term incentive award consisting of time-based restricted shares having a grant date value of $3,900,000.00, which will vest ratably over three years (1/3 will vest on each anniversary of the award); and (ii) a 2019 long-term incentive award consisting of a mix of performance restricted shares (50%), time-based restricted shares (25%), and stock options (25%) having a total grant date value of $2,500,000.00, which value is the market median for your position.

The long-term incentive awards described above will be governed by the EQT Corporation 2014 Long-Term Incentive Plan, the related Program documents and the participant award agreements.  The actual number of shares granted will be determined using the closing price of EQT stock on the grant date, rounded up to the next 10 shares.  Your long-term incentive award for future years will be established by the MDCC.

Equity Ownership Guidelines

Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our executive officers.  Qualifying holdings include EQT stock owned directly, EQT shares held in the Company’s 401(k) plan, time-based restricted stock and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options.  Although mandatory, currently there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT stock to meet the ownership guidelines.  The net shares acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his target.  An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation.  Executives are not permitted to pledge their EQT equity and are not permitted to hedge or otherwise invest in derivatives involving EQT stock.

All executive officers, other than the CEO, currently have a three times base salary equity ownership requirement.

Confidentiality, Non-Solicitation and Non-Competition Agreement

This offer is conditioned upon you executing the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement (“Non-Compete Agreement”).

Executive Alternative Work Arrangement

You have the option at this time of electing to participate in Executive Alternative Work Arrangement status following your cessation of full-time employment with EQT.  If you desire to participate, you must make an election at this time in conjunction with the execution of your

Non-Compete Agreement.  See “Executive Alternative Work Arrangement Employment Agreement” attached as Exhibit A to the Non-Compete Agreement and the election form that immediately precedes Exhibit A in the Non-Compete Agreement.

Work Schedule Options

In order to provide employees with a way to maintain work/life balance, EQT has two work schedule options — a 9/80 work schedule and a traditional 8-hour day/5 days per week option.  Under the 9/80 work schedule, during the standard 80-hour pay period employees work eight 9-hour days (Monday through Thursday) and one 8-hour day (Friday), with a tenth day off (alternate Friday).

Initially, you will work the traditional work schedule until you make a selection and discuss it with your supervisor.  Detailed information on these work schedule options, holidays and vacation will be covered in orientation.  You will have 31 days to make your schedule selection.

Employee Benefits

You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.

Additional Retirement Benefit

Once 401(k) contributions for executive officers reach the maximum level permitted under the 401(k) plan or by regulation, Company contributions are continued on an after-tax basis under the 2006 Payroll Deduction and Contribution Program through an annuity program offered by Fidelity Investments Life Insurance Co.  Each year, the Company also contributes an amount equal to 11% of each executive officer’s annual incentive award to such program.

Perquisites

See “2019 Executive Officer Perquisites” document attached.

Vacation and Holidays

Your annual vacation entitlement will be 240 hours, unprorated for 2019.  Additionally, EQT presently observes certain paid holidays.

Relocation Benefits

You will be eligible to receive the following Tier IV moving and relocation benefits, provided that you sign the enclosed Relocation Expense Reimbursement Agreement:

•                  Miscellaneous Allowance in the amount of $10,000.  The Miscellaneous Allowance is not grossed up for tax purposes.

•                  Please see the attached Moving and Relocation Benefit Summary for additional details on this benefit.

Director and Officer Questionnaire

A copy of our Director and Officer Questionnaire is attached.  Please complete the questionnaire and return the same to me as soon as possible, as certain of the information is required to be filed with the United States Securities and Exchange Commission.  Please also provide me with your

SEC CIK and password from your time as a Section 16 officer for Continental Resources.

Contingency Matters

This offer and your continued employment with EQT are contingent upon the following:

•                  Action by the Board of Directors of EQT Corporation and EQT’s Committees to elect you to the positions identified above and to approve your compensation;

•                  In accordance with the Federal Immigration Reform and Control Act of 1986, you are required to provide EQT with verification of your identity and eligibility to work in the United States; and

•                  Submitting to and successfully completing all pre-employment assessments including a drug screen, background check, our Director and Officer Questionnaire, and execution and delivery of the Non-Compete Agreement.

The benefits and perquisites described above are subject to review and modification by the MDCC or by EQT when those changes are applicable to all employees.

We anticipate your tentative starting date to be no later than April 22, 2019.

Please understand that employment with EQT is at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without cause.  This employment-at-will relationship cannot be changed except by a written agreement approved by the MDCC and signed by an authorized officer of the Company.

If you have any questions regarding this offer, please contact me at 412.553.5740.  Should you accept, you must also complete and return the attached Non-Compete Agreement to me via e-mail in the form of a .pdf to djsmith@eqt.com.

With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.

EQT’s onboarding process is administered through an online application called Taleo Onboard.  Once we receive your signed offer letter, you will receive an e-mail from Taleo Onboard with details to set up your username and password.  Please log-on to Taleo Onboard immediately to complete your profile, post-offer employment questionnaire and background check release forms.  Until these forms have been completed, we cannot initiate your mandatory pre-employment assessments.  If you experience any problems using Taleo Onboard, please send an email to onboarding@eqt.com or contact Clarissa Fabus at 412.553.5984.

This offer expires on March 7, 2019.

Confidentiality

This letter is confidential, and its contents are intended solely for review by you and your counsel.  You should not disclose, and you will advise your counsel not to disclose, this letter’s contents or the fact of its existence to any third party without our prior written consent.  You understand that action by the board of EQT to elect you as an officer may require a public announcement by the Company.  Except as may be required by law or stock exchange rule, the disclosure of this offer and your acceptance, if any, to any third party other than your counsel and our representatives subject to an appropriate confidentiality obligation, will be mutually agreed upon and coordinated.

Please return one copy of this letter with your signature indicating your acceptance or rejection of this offer, and the terms and conditions contained herein, to me.  If you have any questions, please contact me directly.

Sincerely,

/s/ David Smith

David Smith

Senior Vice President, Human Resources

I  Reject (circle) the Company’s offer of employment and the terms and conditions set forth herein:

/s/ Gary E. Gould	March 6, 2019
Gary E. Gould	Date